Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2006 relating to the Combined Statements of Assets Sold and Liabilities Transferred and Combined Statements of Revenues and Operating Expenses of the Storage Semiconductor Business, a business unit of Avago Technologies Pte. Ltd., as of October 31, 2005 and 2004 and for each of the three years in the period ended October 31, 2005, which appears in PMC-Sierra’s Form 8-K/A dated March 14, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

May 1, 2006